UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 22, 2021

CBAK ENERGY TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Nevada	001-32898	86-0442833
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

BAK Industrial Park, Meigui Street

Huayuankou Economic Zone

Dalian, China, 116450

(Address, including zip code, of principal executive offices)

(86)(411)-3918-5985

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Securities registered or to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	CBAT	Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 8.01. OTHER EVENTS.

This Current Report on Form 8-K contains forward-looking statements. All statements, other than statements of historical fact included herein, are “forward-looking statements” in nature within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, often identified by the use of forward-looking terminologies such as “believes,” “expects” or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this Report. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors which are, in many instances, beyond the Company’s control. Forward-looking statements, which are presented as of the date of this filing, will not be updated to reflect events or circumstances after the date of this Report except as required by law.

CBAK Energy Technology, Inc. (the “Company”) is filing this Current Report on Form 8-K for purposes of updating the Company’s business and risk factors disclosures contained in its most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on May 14, 2020 and the Quarterly Reports on Form 10-Q filed thereafter. All references in this Report to “we,” “us,” “our” and the “Company” refer to CBAK Energy Technology, Inc. and its subsidiaries on a consolidated basis unless otherwise stated.

RECENT DEVELOPMENTS

The following business updates of the Company include preliminary results for the fiscal year ended December 31, 2020. As the audit of the Company’s 2020 financial statements has not been completed yet, the financial information presented below for the fiscal year 2020 is preliminary, subject to final year-end audit adjustments, and may change materially. The financial information for the fiscal year 2020 presented below has not been audited by the Company’s independent accountants, should not be considered a substitute for audited financial statements and should not be regarded as a representation by the Company as to the actual financial results for the fiscal year ended December 31, 2020.

Impacts of COVID-19 Pandemic

The spread of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” and closures of most non-essential businesses as well as taking other measures to mitigate the spread of the virus. All of our operating subsidiaries and our employees are located in China. Substantially all of our customers and suppliers are also located in China. The pandemic has caused disruptions to our operations and resulted in temporary closure of our facilities during the first quarter of 2020. During the second quarter of 2020, we fully resumed our operations. In 2020, on the whole, we believe that the pandemic has had limited adverse impact on our operating results. Our revenue grew by $4.6 million, or 26% for the nine months ended September 30, 2020, compared to the same period of 2019, and our gross profit grew by $1.5 million, or 694% for the nine months ended September 30, 2020 compared to the same period of 2019. Meanwhile, our trade accounts and bills receivable increased by $10.9 million, or 136.8% as of September 30, 2020 compared to that as of December 31, 2019. However, the extent of the long-term adverse impact of COVID-19 on our business and operations depends on the future development of several factors, such as the duration, severity and geographic spread of the pandemic, the development of the testing and treatment and stimulus measures of governments, all of which are outside of our control.

Development of a New Battery Model

Currently, our primary product offering consists of model 26650 lithium cells which account for approximately 55% (subject to year-end audit adjustments) of our sales in 2020. Model 26650 batteries can be used in light electric vehicles, electric vehicles, electric tools, energy storage, uninterruptible power supply (UPS) and other high-power applications. To maintain our competitive position, we are developing model 32140 large-sized cylindrical “tabless” battery which has passed internal technical and pilot plant tests. Model 32140 batteries can be used in end applications such as light electric vehicles, electric vehicles, electric tools and energy storage.

As described below, we are currently constructing a production line of model 32140 battery at our Nanjing facilities and expect to complete the construction and start production in the second half of 2021.

Launch of the Light Electric Vehicle Business

On September 24, 2020, our wholly-owned Hong Kong subsidiary, BAK Asia Investments Limited (“BAK Investments”), entered into a framework investment agreement with Jiangsu Gaochun Economic Development Zone Development Group Company (“Gaochun EDZ”), under which we intend to develop light electric vehicle projects. On November 9, 2020, we established Nanjing Daxin New Energy Automobile Industry Co., Ltd. (“Nanjing Daxin”) to launch and develop our light electric vehicle business. As of the date of this Current Report, Nanjing Daxin is in the process of registering its branch in Tianjin City which has seven employees and has rented a manufacturing facility of more than 4,000 square meters. Nanjing Daxin is currently building a production line at the Tianjin branch to produce electric bicycles, with an expected annual production capacity of 200,000 electric bicycles. We expect that the Tianjin production line construction will be completed in the first half of 2021. Upon completion of the construction of the Tianjin production line, we plan to utilize this facility to manufacture electric bicycles under our own brand and sell them through distributors and sales representatives. We may provide contract manufacturing services to other electric bicycle producers if we can secure such orders.

New Construction in Nanjing

As previously reported, we acquired most of our operating assets, including our customers, employees, patents and technologies from our former subsidiary BAK International (Tianjin) Ltd. We acquired these assets in exchange for a reduction in accounts receivable from our former subsidiaries that were disposed of in June 2014. Most of the construction work of our Dalian production facilities took place between 2014 and 2017. Since then, we have not constructed new plants in Dalian. However, we continue to make capital expenditures relating to the renovation of our existing Dalian facilities and upgrading of equipment in such facilities, as a result of increased demands for our model 26650 batteries and technological improvements we have made to model 26650 battery. We have upgraded the raw materials and components used in our model 26650 battery as well as this model’s functionality. In the future we may decide to build new production plants in Dalian depending upon our production needs and business strategies.

In June 2020, our wholly-owned subsidiary, China BAK Asia Holdings Limited (“BAK Asia”) entered into a framework investment agreement with Gaochun EDZ, pursuant to which we intend to develop certain lithium battery projects which are expected to have a total production capacity of 8 GWh per year. As of December 31, 2020, we had received government subsidies in an amount of RMB20 million (approximately $2.9 million) from Gaochun EDZ. We plan to carry out such projects in two phases of construction. In the first phase, we plan to complete battery projects with a total production capacity of 2 GWh per year and to finish necessary construction work for the first phase by the end of 2022. In the second phase, we plan to complete battery projects with a total production capacity of 6 GWh per year and to finish the construction work for the second phase by the end of 2023. The actual production capacity and construction timelines of such battery projects are subject to revision and adjustment based on the market acceptance of our new battery products. As of the date of this Current Report, we are in the first phase construction of plants, which occupy an area of approximately 10,260 square meters and the second-phase construction is at the design stage. As part of the first phase, we are constructing a production line of model 32140 batteries and plan to start the production in the second half of 2021. The model 32140 production line has a projected annual production capacity of 0.7 GWh.

Planned Dissolution of CBAK Suzhou

Our subsidiary in Suzhou, China, CBAK New Energy (Suzhou) Co., Ltd. (“CBAK Suzhou”) currently does not have any employees working locally. Since its lease expired in October 2019, CBAK Suzhou has stopped using the facilities located at its registered address. Some of its business has been transferred to our subsidiaries in Dalian and CBAK Suzhou’s remaining assets are temporarily stored in our facilities in Dalian. We plan to dissolve CBAK Suzhou in 2021.

Trends in End Applications of Our Products

Our business, financial condition and results of operations depend on whether end-application manufacturers are willing to use our products. We target the battery markets for light electric vehicles, electric vehicles, electric tools, energy storage, UPS and other high-power electric devices. However, our revenues derived from a specific end-application have been fluctuating depending on various factors such as governmental policies, technological changes, evolving industry standards and customer needs and preferences.

During the period from 2017 to 2019, our largest electric vehicle customers included Dongfeng Autos, Dayun Motor and Yema Auto. Our battery sales in the electric vehicle market have decreased significantly during the period of 2018–2020 as a result of changes to the Chinese government’s new energy vehicle subsidy policies. More specifically, under the subsidy policies, new energy vehicles receive different subsidies based on their driving range and technical performance. New energy vehicles providing long driving range and high technical performance qualify for higher subsidies and the Chinese government has gradually raised the performance thresholds for electric vehicles to receive subsidies over the years. Since 2019, as the battery packs comprising our primary model 26650 batteries were only able to support energy vehicles that qualify for the lowest level of subsidies, electric vehicle producers do not have the incentive to purchase batteries from us. As a result, we estimate that we had only generated approximately $0.2 million (subject to year-end audit adjustments) in revenues from electric vehicle customers in 2020. The market where we mainly sell now is the energy storage market. However, we have been looking for opportunities to re-enter the electric vehicle battery market by continuing to develop batteries suitable for electric vehicles and actively cooperating with previous electric vehicle customers in battery pack after-sales service and technical support. On January 11, 2021, we announced that we entered into a three-year strategic agreement with Anhui Jianghuai Motors Group Co., Ltd, or JAC Motors, a top PRC vehicle manufacturer, to jointly develop certain cylindrical lithium-ion automotive batteries and battery packs, including the 46800 model. Pursuant to the agreement, we will provide customized implementation solutions for power batteries and battery packs based on the latest technical requirements of JAC Motors. Additionally, the two companies intend to establish a joint research and development program to design, test and enhance the adaptability of their new products in electric vehicles.

New Patents

No.	Patent Name	Owner	Category	Patent No.	Authorization Date	Expiration Date

1	A type of electrode coating machine	Dalian CBAK Power Battery Co., LTD	Utility Patent	201920781505.4	2020-4-14	2029-5-28

2	Lithium battery	Dalian CBAK Energy Technology Co., LTD	Utility Patent	202020908176.8	2021-1-5	2030-5-26

3	Electrolyte heating device and vacuum injection system	Dalian CBAK Energy Technology Co., LTD	Utility Patent	202020839734.X	2020-12-1	2030-5-19

4	Lithium battery cover assembly	Dalian CBAK Energy Technology Co., LTD	Utility Patent	202020908128.9	2021-1-8	2030-5-26

5	Battery cap and lithium battery	Dalian CBAK Energy Technology Co., LTD	Utility Patent	202020908149.0	2021-1-8	2030-5-26

6	Lithium battery outer case and lithium battery	Dalian CBAK Energy Technology Co., LTD	Utility Patent	202020909532.8	2021-1-8	2030-5-26

7	A type of cylindrical lithium-ion secondary battery	Dalian CBAK Energy Technology Co., LTD	Utility Patent	202021033940.8	Pending	N/A

8	Positive and negative insulation protection device for lithium battery module	Dalian CBAK Power Battery Co., LTD	Utility Patent	202021045183.6	2021-1-19	2030-6-9

9	Battery bracket	Dalian CBAK Power Battery Co., LTD	Utility Patent	202021070230.2	2021-1-19	2030-6-11

Litigation Updates

In addition to the litigation disclosures under the heading “Part II. Other Information—Item 1. Legal Proceedings” of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC on November 16, 2020, we have been involved in the following legal proceedings.

In March 2020, our PRC subsidiary, Dalian CBAK Power Battery Co., Ltd. (“CBAK Power”) received a notice from Court of Baodi District, Tianjin that BTR Tianjin Nanomaterial Manufacturing Co., Ltd (“BTR”) filed a lawsuit against CBAK Power for failure to pay pursuant to the terms of certain purchase contract. The plaintiff sought an amount of $49,615 (RMB322,500) for material costs and interest as accrued until full payment. In April 2020, CBAK Power and BTR reached an agreement that CBAK Power would pay BTR RMB50,000 ($7,659), RMB130,000 ($19,912) and RMB142,500 ($21,827) by the end of April, May and June 2020, respectively, and CBAK Power would pay litigation fees of RMB2,975 ($456) to BTR by the end of November 2020. As of September 30, 2020, we had accrued the material purchase cost of RMB177,800 ($27,234) in our financial statements. To date, we have repaid RMB100,000 ($0.02 million) to BTR and are currently negotiating with BTR to return the unused materials at a discount.

In May 2020, CBAK Power received a notice from Court of Dalian Economic and Technology Development Zone that Shenzhen Lianying Laser Co., Ltd (“Lianying”) filed three lawsuits against CBAK Power for failure to pay pursuant to the terms of three purchase contracts. The plaintiff sought a total amount of $0.4 million (RMB2,845,844.13), including equipment cost of $0.4 million (RMB2,692,000.06) and interest of $23,668 (RMB153,844.07). As of September 30, 2020, we had accrued the equipment cost of RMB1,975,897 ($0.3 million) in our financial statements. In late December 2020, CBAK Power and Lianying reached a debt relief agreement that CBAK Power would pay RMB1,884,400 ($0.3 million) by December 30, 2020 to Lianying and provide three electric vehicles to offset debt of RMB269,000 ($0.04 million) due to Lianying, and the remaining debt of RMB538,400.06 ($0.08 million) would be forgiven. As of the date of this Current Report, all amounts due to Lianying have been paid off.

In July 2020, CBAK Power received a notice from Court of Shandong Linyi Economic and Technology Development Zone (“Court of Shandong”) that Shandong Tianjiao New Energy Co. LTD (“Tianjiao”) filed a lawsuit against CBAK Power for the failure to pay pursuant to the terms of certain material purchase contract. Tianjiao sought an amount of $0.4 million (RMB2,557,756) for material cost and interest as accrued until full payment. Upon the request of Tianjiao for property preservation, the Court of Shandong ordered to freeze CBAK Power’s bank deposits of $0.5 million (RMB3,000,000) for a period of one year. As of September 30, 2020, we had accrued the materials purchase cost of RMB2,557,556 ($0.4 million) in our financial statements. In December 2020, CBAK and Tianjiao reached an agreement that CBAK would pay Tianjiao RMB300,000 ($0.04 million) by the end of each month from December 2020 to July 2021 and RMB 157,755.80 ($0.02 million) by the end of August 2021. To date, we have repaid RMB500,000 ($0.08 million) to Tianjiao.

In October 2020, CBAK Power received a notice from Court of Dalian Economic and Technology Development Zone that Jiuzhao New Energy Technology Co., Ltd. (“Jiuzhao”) filed a lawsuit against CBAK Power for the failure to pay pursuant to the terms of certain purchase contract. Jiuzhao sought a total amount of $0.9 million (RMB6,000,000.00), including material cost of $0.9 million (RMB5,870,267.38) and interest of $19,958 (RMB129,732.62). As of September 30, 2020, we had accrued the material purchase cost of RMB5,870,267 ($0.9 million). On December 1, 2020, CBAK and Jiuzhao reached an agreement that CBAK would pay Jiuzhao RMB500,000 ($0.08 million) by the 30th of each month from December 2020 to October 2021 and RMB370,267.38 ($0.06 million) by the 30th of November 2021, and CBAK would pay litigation fees of RMB31,900 ($4,886) to Jiuzhao.

In December 2020, CBAK Power received a notice from Court of Dalian Economic and Technology Development Zone that Shenzhen Haoneng Technology Co., Ltd. (“Haoneng”) filed a lawsuit against CBAK Power for the failure to pay pursuant to the terms of certain purchase contract. Haoneng sought a total amount of $0.3 million (RMB1,737,797), including equipment cost of $0.3 million (RMB1,724,000) and interest of $2,122 (RMB13,797). As of September 30, 2020, we had accrued the equipment purchase cost of RMB1,724,000 ($0.3 million) in our financial statements. In December 2020, CBAK Power received a notice from Court of Dalian Economic and Technology Development Zone that Shenzhen Haoneng Technology Co., Ltd. (“Haoneng”) filed another lawsuit against CBAK Power for the failure to pay pursuant to the terms of the purchase contract. In that lawsuit, Haoneng sought a total amount of $1.6 million (RMB10,257,030), including equipment cost of $1.4 million (RMB9,072,000) and interest of $0.2 million (RMB1,185,030).

RISK FACTORS

The below referenced presentation is intended to update and supplement previously disclosed risk factors facing the Company set forth in the Company’s public filings. The actual results of the Company could differ materially from those anticipated in any forward-looking statements identified in the Company's reports filed with the SEC as a result of a number of factors, including those described in the following updated risk factors. The updated risk factors should be carefully considered along with any other risk factors related to the Company's business identified in the Company's other reports filed with the SEC. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. The occurrence of any one or more of these risks could materially and adversely affect the Company's business, financial condition and results of operations.

RISKS RELATED TO OUR BUSINESS

If the COVID-19 pandemic is not effectively controlled in a short period of time, our business operation and financial condition in the long-term may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

The spread of the novel coronavirus (“COVID-19”), which was declared a pandemic by the World Health Organization in March 2020, has caused different countries and cities to mandate curfews, including “shelter-in-place” and closures of most non-essential businesses as well as other measures to mitigate the spread of the virus. All of our operating subsidiaries are located in China. All of our employees and substantially all of our customers and suppliers are also located in China. The pandemic caused disruptions to our operations during the first quarter of 2020 and our business and operations fully resumed during the second quarter of 2020. However, the extent of the long-term adverse impact of COVID-19 on our business and operations is highly uncertain and depends on several factors, such as the duration, severity, and geographic spread of the pandemic, development of the testing and treatment and stimulus measures of the government, all of which are out of our control.

Given the uncertainty of the outbreak, the spread of COVID-19 may be prolonged and worsened, and we may be forced to scale back or even suspend our operations. As COVID-19 spreads outside China, the global economy is suffering a noticeable slowdown. As this outbreak persists, commercial activities throughout the world have been curtailed with decreased consumer spending, business operation disruptions, interrupted supply chain, difficulties in travel and reduced workforces. The duration and intensity of disruptions resulting from the COVID-19 outbreak is uncertain. It is unclear as to when the outbreak will be contained, and we also cannot predict if the impact will be short-lived or long-lasting. The extent to which outbreak impacts our long-term financial results will depend on its future developments. If the COVID-19 pandemic is not effectively controlled in a short period of time, our long-term business operation and financial condition may be materially and adversely affected as a result of any slowdown in economic growth, operation disruptions or other factors that we cannot predict.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with our financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 which states that the financial statements were prepared assuming that we would continue as a going concern. As discussed in Note 1 to the consolidated financial statements included therein, we had a working capital deficiency, accumulated deficit from recurring losses and short-term debt obligations as of December 31, 2019. These conditions raise substantial doubt about our ability to continue as a going concern. We plan to renew our bank borrowings upon maturity and raise additional funds through bank borrowings and equity financing to meet our daily cash demands. However, there can be no assurance that we will be successful in obtaining the financing. The audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019 do not include any adjustments that might result from the outcome of this uncertainty.

There are inherent risks associated with new product development and our efforts to develop and market new products could fail.

In June 2020, our wholly-owned subsidiary, China BAK Asia Holdings Limited (“BAK Asia”), entered into a framework investment agreement with Jiangsu Gaochun Economic Development Zone Development Group Company (“Gaochun EDZ”), pursuant to which intend to develop certain lithium battery projects which are expected to have a total production capacity of 8 GWh per year. We are currently developing certain new products including model 32140 large-sized cylindrical “tabless” batteries and anticipate to complete the construction of a production line of model 32140 battery with the projected production capacity of 0.7 GWh per year in 2021. Model 32140 batteries can be used in light electric vehicles, electric vehicles, electric tools and energy storage.

However, we cannot provide assurance that market acceptance of this new product will occur due to the highly competitive nature of the business. The Company competes in the battery industry where there are frequent introductions of new products and line extensions and such product introductions often require significant investment and support. The ability of the Company to understand end user needs and preferences is key to maintaining and improving the competitiveness of its product offerings. The development and introduction of new products, as well as the renovation of current products and product lines, require substantial and effective research, development and marketing expenditures, which the Company may be unable to recoup if the new or renovated products do not gain widespread market acceptance. There are inherent risks associated with new product development and marketing efforts, including product development or launch delays, product performance issues during development, changing regulatory frameworks that affect the new products in development and the availability of key raw materials included in such products. These inherent risks could result in the failure of new products and product line extensions to achieve anticipated levels of market acceptance, additional costs resulting from failed product introductions and the Company not being first to market. As the Company continues to focus on innovation and renovation of its products, the Company’s business, financial condition or results of operations could be adversely affected in the event that the Company is not able to effectively develop and introduce new or renovated products and line or brand extensions.

Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable, resulting in loss of market share to our competitors.

The lithium-based battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or unmarketable. Our ability to adapt to evolving industry standards and anticipate future standards will be a significant factor in maintaining and improving our competitive position and our prospects for growth. To achieve this goal, we have invested and plan to continue investing significant financial resources in our R&D infrastructure. Currently, we have a facility in Dalian, China, which has about 80 engineers and over 4,000 square meters of space dedicated to R&D activities.

R&D activities, however, are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Accordingly, our significant investment in our R&D infrastructure may not bear fruit. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs that would render our products obsolete or less marketable. Therefore, our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our market share and to suffer a decrease in our revenue.

Our efforts to enter into the light electric vehicle business could fail.

On September 24, 2020, our wholly-owned Hong Kong subsidiary, BAK Asia Investments Limited (“BAK Investments”) entered into a framework investment agreement with Gaochun EDZ, under which we intended to develop light electric vehicle projects. On November 9, 2020, we established Nanjing Daxin New Energy Automobile Industry Co., Ltd. to launch and develop our light electric vehicle business.

There are risks and uncertainties associated with this effort, particularly given that the light electric vehicle market is evolving. In developing and commercializing this new line of business, we may have to invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives, lack of market acceptance and shifting market preferences, may also affect the successful implementation of this new line of business. Failure to successfully plan for and manage these risks in the development and implementation of this new line of business could have a material adverse effect on our business, financial condition and results of operations.

Maintaining our R&D activities and manufacturing operations require significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.

We incurred capital expenditures of approximately $1.1 million and $0.9 million for the nine months ended September 30, 2019 and 2020, respectively. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to timely obtain capital on acceptable terms and adequately maintain our manufacturing capacity, we could lose customers and there could be a material adverse impact on our market share and our ability to generate revenue.

We face intense competition from other battery manufacturers, many of which have significantly greater resources.

The market for batteries used in electric vehicles and light electric vehicles is intensely competitive and is characterized by frequent technological changes and evolving industry standards. We expect competition to become more intense. Increased competition may result in declines in average selling prices, causing a decrease in gross profit margins. We have faced and will continue to face competition from manufacturers of traditional rechargeable batteries, such as lead-acid batteries other manufacturers of lithium-ion batteries, as well as from companies engaged in the development of batteries incorporating new technologies. Other manufacturers of high-power lithium batteries currently include Panasonic Corporation, Samsung Electronics Co., Ltd., LG Chem, Tianjin Lishen Battery Joint Stock Co., Ltd., Contemporary Amperex Technology Co., Limited, BYD Co. Ltd, Hefei Guoxuan Hi-Tech Power Energy Co., Ltd and Shandong Goldencell Electronics Technology Co., Ltd.

Many of these existing competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of battery technologies, such as lithium polymer, prismatic cells and fuel cell batteries, which are expected to compete with our existing product lines. Other companies undertaking R&D activities of solid-polymer lithium-ion batteries have developed prototypes and are constructing commercial scale production facilities. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position and our future success would be materially and adversely affected.

We are dependent on a limited number of customers for a significant portion of our revenues and this dependence is likely to continue.

We have been dependent on a limited number of customers for a significant portion of our revenue. Our top five customers accounted for approximately 62.42% and 77.59% of our revenues for the years ended December 31, 2018 and 2019, respectively, and approximately 84.24% of our revenues for the nine months ended September 30, 2020. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products. We expect that a limited number of customers will continue to contribute a significant portion of our sales in the near future. Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business. If we fail to sell our products to one or more of these top customers in any particular period, or if a large customer purchases fewer of our products, defers orders or fails to place additional orders with us, or if we fail to develop additional major customers, our revenue could decline, and our results of operations could be adversely affected.

In addition to our own production, we also rely on a few battery suppliers to fulfill our customers’ orders. If we fail to effectively manage our relationships with, or lose the services of these suppliers and we cannot substitute suitable alternative suppliers, our operations would be materially adversely affected.

We generate part of our revenues by outsourcing some of our customers’ orders to Zhengzhou BAK New Energy Vehicle Co., Ltd (“BAK New Energy”), Shenzhen BAK Battery Co., Ltd (“Shenzhen BAK”) and a few other suppliers for certain battery models that we do not produce. If our business relationship with BAK New Energy, Shenzhen BAK and other suppliers changes negatively or their financial condition deteriorates, or their operating environment changes, our business may be harmed in many ways. BAK New Energy, Shenzhen BAK and other suppliers may also unilaterally terminate battery supply to us or increase the prices. As a result, we are not assured of an uninterrupted supply of certain types of high-power lithium batteries of acceptable quality or at acceptable prices from BAK New Energy, Shenzhen BAK or other suppliers. On the other hand, we may not be able to substitute them with suitable alternative contract manufacturers in a timely manner on commercially acceptable term or at all. We may be forced to default on the agreements with our customers. This may negatively impact our revenues and adversely affect our reputation and relationships with our customers, causing a material adverse effect on our financial condition, results of operations and prospects.

Our business depends on the growth in demand for light electric vehicles, electric vehicles, electric tools, energy storage, UPS, and other high-power electric devices.

As the demand for our battery products is directly related to the market demand for high-power electric devices, a fast-growing high-power electric devices market will be critical to the success of our business. In anticipation of an expected increase in the demand for high-power electric devices such as electric vehicles, light electric vehicles, electric tools, energy storage and UPS in the next few years, we are building new manufacturing facilities in Nanjing. However, the markets we have targeted, primarily those in the PRC, may not achieve the level of growth we expect. If this market fails to achieve our expected level of growth, we may have excess production capacity and may not be able to generate enough revenue to obtain our profitability.

Our success, in part, depends on the success of manufacturers of the end applications that use our products, and our failure to gain acceptance of our products from such manufacturers could materially and adversely affect our results of operations and profitability.

As we target the battery markets for light electric vehicles, electric vehicles, electric tools, energy storage, UPS and other high-power electric devices, our future success in part depends on whether end-application manufacturers are willing to use batteries that incorporate our products. To secure acceptance of our products, we must constantly develop and introduce more reliable and cost-effective battery cells with enhanced functionality to meet evolving industry standards. Our failure to gain acceptance of our products from these manufacturers could materially and adversely affect our future success. From 2017 to 2019, our electric vehicle customers included Dongfeng Autos, Dayun Motor and Yema Auto. Since then, however, our sales to electric vehicle customers have decreased significantly and we estimate that we have only generated approximately $0.2 million revenues from electric vehicle customers in 2020.

Even if a manufacturer decides to use batteries that incorporate our products, the manufacturer may not be able to market and sell its products successfully. The manufacturer’s inability to market and sell its products successfully, whether from lack of market acceptance or otherwise, could materially and adversely affect our business and prospects because this manufacturer may not order new products from us. If we cannot achieve the expected level of sales, we will not be able to make sufficient profits to offset the expenditures we have incurred to expand our production capacity, nor will we be able to grow our business. Accordingly, our business, financial condition, results of operations and future success would be materially and adversely affected.

We are subject to declining average selling prices of the end applications that may use our products, which may harm our revenue and gross profits.

The end applications that may incorporate our products such as light electric vehicles, electric vehicles, electric tools, energy storage, UPS are subject to declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, manufacturers of these electronic devices expect us as suppliers to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins. We have reduced the price of some of our electric bike batteries in the past in order to meet market demand and expect to continue to face market-driven downward pricing pressures in the future. Our revenue and profitability will suffer if we are unable to offset any declines in our average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our costs on a timely basis.

We extend relatively long payment terms to some large customers.

As is customary in our industry in the PRC, we extend relatively long payment terms to some large customers. In 2020, it generally took 90 days for us to collect payments from our major customers. Due to the large size of many of our orders, these extended terms may adversely affect our cash flow and our ability to fund our operations out of our operating cash flows.

While our revenue grew by $4.6 million, or 26% for the nine months ended September 30, 2020 compared to the same period of 2019, our trade accounts and bills receivable increased by $10.9 million, or 136.8% as of September 30, 2020 compared to that as of December 31, 2019. Although we attempt to establish appropriate reserves for our receivables, those reserves may not prove to be adequate in view of large amounts of accounts receivable and actual levels of bad debts. The failure of our customers to pay us timely would negatively affect our working capital, which could in turn adversely affect our cash flows.

Our customers often place large orders for products, requiring fast delivery, which impacts our working capital. If our customers do not incorporate our products into their products and sell them in a timely fashion, for example, due to excess inventories, sales slowdowns or other issues, they may not pay us in a timely fashion, even on our extended terms. Our customers’ failure to pay may force us to defer or delay further product orders, which may adversely affect our cash flows, sales or income in subsequent periods.

We may not be able to accurately plan our production based on our sales contracts, which may result in excess product inventory or product shortages.

Our sales contracts typically provide for a non-binding, three-month forecast on the quantity of products that our customers may purchase from us. We typically have only a 15-day to 30-day lead time to manufacture products to meet our customers’ requirements once our customers place orders with us. To meet the short delivery deadline, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate in light of this forecast, our past dealings with such customers, market conditions and other relevant factors. Our customers’ final purchase orders may not be consistent with our estimates. If the final purchase orders substantially differ from our estimates, we may have excess product inventory or product shortages. Excess product inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. Producing additional products to make up for any product shortages within a short time frame may be difficult, making us unable to fill out the purchase orders. In either case, our results of operation would fluctuate from period to period.

We may incur significant costs because of the warranties we supply with our products and services.

With respect to the sale of our battery products, we typically offer warranties against any defects due to product malfunction or workmanship for a period of six months-to-eight years from the date of purchase, including a period of six to twenty-four months for battery cells, and a period of twelve to twenty-seven months for battery modules for electric bicycles, and a period of three years to eight years (or 120,000 or 200,000 km if reached sooner) for battery modules for electric vehicles. We provide a reserve for these potential warranty expenses, which is based on an analysis of historical warranty issues. There is no assurance that future warranty claims will be consistent with past history, and in the event that we experience a significant increase in warranty claims, there is no assurance that our reserves will be sufficient. This could have a material adverse effect on our business, financial condition and results of operations.

We do not have insurance coverage against damages or losses of our products. Defects in our products could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share.

We have not purchased product liability insurance to provide against any claims against us based on our product quality. As a result, defects in our products could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share, and any of our products are found to have reliability, quality or compatibility problems, we will be required to accept returns, provide replacements, provide refunds, or pay damages. We may be required to incur substantial amounts to indemnify our customers in respect of their product quality claims against us, which would materially and adversely affect the results of our operations and severely damage our reputation.

We do not have insurance coverage against all the damages or losses of our facilities.

We currently have insurance coverage for our pledged machinery and equipment and pledged buildings located at our facilities. We expect we will purchase related insurance for the remaining buildings when we obtain their property ownership certificates. If we were to suffer any losses or damages to any of the facilities before the purchase of insurance policies that provide adequate coverage, our business, financial condition and results of operations may be materially and adversely affected.

We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.

We purchase from Chinese domestic suppliers for certain key raw materials and components such as electrolytes, electrode materials and separators. We have purchased raw materials and components on the basis of purchase orders. In the absence of firm and long-term contracts, we may not be able to obtain a sufficient supply of these raw materials and components from our existing suppliers or alternates in a timely fashion or at a reasonable cost. If we fail to secure a sufficient supply of key raw materials and components in a timely fashion, it would result in a significant delay in our production and shipments, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these raw materials and components at a reasonable cost could also harm our revenue and gross profit margins.

Fluctuations in prices and availability of raw materials, particularly Ni, Co, Mn, Li2CO3, LiPF6 and LiFePO4, could increase our costs or cause delays in shipments, which would adversely impact our business and results of operations.

Our operating results could be adversely affected by increases in the cost of raw materials, particularly Ni, Co, Mn, Li2CO3, LiPF6 and LiFePO4, the primary cost component of our battery products, or other product parts or components. The price of Ni, Co, Mn, Li2CO3, LiPF6 and LiFePO4 is not stable. If the price increases, it will negatively impact our financial results in years ahead. We historically have not been able to fully offset the effects of higher costs of raw materials through price increases to customers or by way of productivity improvements. As a result, a significant increase in the price of one or more raw materials, parts or components or the inability to successfully implement price increases/ surcharges to mitigate such cost increases could have a material adverse effect on our results of operations.

We do not have long-term purchase commitments from our customers, which may result in significant uncertainties and volatility with respect to our revenue from period to period.

We do not have long-term purchase commitments from our customers and the term of our sales contracts with our customers is typically one year or less. Furthermore, these contracts leave certain major terms such as price and quantity of products open to be determined in each purchase order. These contracts also allow parties to re-adjust the contract price for substantial changes in market conditions. As a result, if our customers hold stronger bargaining power than us or the market conditions are in their favor, we may not be able to enjoy the price downside protection or upside gain. Furthermore, our customers may decide not to continue placing purchase orders with us in the future at the same level as in prior periods. As a result, our results of operations may vary from period to period and may fluctuate significantly in the future.

We face risks associated with the marketing, distribution and sale of our products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

For the years ended December 31, 2018 and 2019, we derived 12.9% and 2.5%, respectively, of our sales from outside the PRC mainland, and for the nine months ended September 30, 2020, we derived approximately 4% of our sales from outside the PRC mainland. We still deem overseas market as an important revenue source for us, and have been actively exploring overseas customers. The marketing, international distribution and sale of our products expose us to a number of risks, including:

●	fluctuations in currency exchange rates;
●	difficulty in engaging and retaining distributors that are knowledgeable about, and can function effectively in, overseas markets;
●	increased costs associated with maintaining marketing efforts in various countries;
●	difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;
●	inability to obtain, maintain or enforce intellectual property rights; and
●	trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

Our auditors, based in Hong Kong, China, like other independent registered public accounting firms operating in China and to the extent their audit clients have operations in China, is not permitted to be subject to full inspection by the Public Company Accounting Oversight Board and, as such, you may be deprived of the benefits of such inspection. In addition, as a result of the enactment of the Holding Foreign Companies Accountable Act, we could be delisted if we were unable to cure the situation to meet the PCAOB inspection requirement in time.

Our independent registered public accounting firms that issued the audit reports included in our annual reports filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the US Public Company Accounting Oversight Board (United States), or PCAOB, are required by the laws of the United States to undergo regular inspections by the PCAOB to assess their compliance with the laws of the United States and professional standards. However, our operations are solely located in the PRC, a jurisdiction where PCAOB is currently unable to conduct inspections without the approval of the PRC authorities. Our independent registered public accounting firm, like others operating in China (and Hong Kong, to the extent their audit clients have operations in China), is currently not subject to inspection conducted by the PCAOB. Inspections of other firms that the PCAOB has conducted outside China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct full inspections of auditors operating in China makes it more difficult to evaluate our auditors’ audit procedures or quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

In December 2012, the SEC instituted proceedings under Rule 102(e)(1)(iii) of the SEC’s Rules of Practice against five PRC-based accounting firms, alleging that these firms had violated U.S. securities laws and the SEC’s rules and regulations thereunder by failing to provide to the SEC the firms’ work papers related to their audits of certain PRC-based companies that are publicly traded in the United States. Rule 102(e)(1)(iii) grants to the SEC the authority to deny to any person, temporarily or permanently, the ability to practice before the SEC who is found by the SEC, after notice and opportunity for a hearing, to have willfully violated, or willfully aided and abetted the violation of, any such laws or rules and regulations. On January 22, 2014, an initial administrative law decision was issued, sanctioning four of these accounting firms and suspending them from practicing before the SEC for a period of six months. The sanction will not take effect until there is an order of effectiveness issued by the SEC. In February 2014, four of these PRC-based accounting firms filed a petition for review of the initial decision. In February 2015, each of these four accounting firms agreed to a censure and to pay fine to the SEC to settle the dispute with the SEC. The settlement stays the current proceeding for four years, during which time the firms are required to follow detailed procedures to seek to provide the SEC with access to Chinese firms’ audit documents via the CSRC. If a firm does not follow the procedures, the SEC would impose penalties such as suspensions, or commence a new, expedited administrative proceeding against the non-compliant firm or it could restart the administrative proceeding against all four firms. The four-year mark occurred on February 6, 2019.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China’s, on December 18, 2020, the Holding Foreign Companies Accountable Act was signed into law. This act amends the Sarbanes-Oxley Act of 2002 to direct the SEC to prohibit securities of any registrant from being listed on any of the U.S. securities exchanges or traded “over-the-counter” if the auditor of the registrant’s financial statements is not subject to PCAOB inspection for three consecutive years after the law becomes effective. As a result, we could be delisted if we are unable to cure the situation to meet the PCAOB inspection requirement in time.

We may be adversely affected by the outcome of litigation against us in China.

In recent years, we have been subject to an array of lawsuits in China, most of which arose out of failure to make timely payments pursuant to contracts with our suppliers, vendors or contractors. As a result, we and our Chief Executive Officer, Yunfei Li, are subject to court orders restricting high spending. Such orders, among others, prohibit us from investing in or building high-end properties but allow us to construct production facilities. Apart from the disclosures under the heading “Part II. Other Information—Item 1. Legal Proceedings” of the Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 filed with the SEC on November 16, 2020, we have been involved in additional legal proceedings disclosed in the above “Recent Developments—Litigation Updates” section.

We believe that some of plaintiffs’ claims in the above lawsuits are without merit and we are vigorously defending ourselves. There is no assurance that we will be successful in the lawsuits. In the event that plaintiffs prevail in the lawsuit, unfavorable court judgment could have an adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK

Numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly.

There are numerous factors, many of which are beyond our control, may cause the market price of our common stock to fluctuate significantly. These factors include:

●	our earnings releases, actual or anticipated changes in our earnings, fluctuations in our operating results or our failure to meet the expectations of financial market analysts and investors;
●	changes in financial estimates by us or by any securities analysts who might cover our shares;
●	speculation about our business in the press or the investment community;
●	significant developments relating to our relationships with our customers or suppliers;
●	stock market price and volume fluctuations of other publicly traded companies and, in particular, those that are in our industries;
●	customer demand for our products;
●	investor perceptions of our industry in general and our company in particular;
●	the operating and stock performance of comparable companies;
●	general economic conditions and trends;
●	major catastrophic events;
●	announcements by us or our competitors of new products, significant acquisitions, strategic partnerships or divestitures;
●	changes in accounting standards, policies, guidance, interpretation or principles;
●	loss of external funding sources;
●	sales of our shares, including sales by our directors, officers or significant shareholders; and
●	additions or departures of key personnel.

Securities class action litigation is often instituted against companies following periods of volatility in their share price. This type of litigation could result in substantial costs to us and divert our management’s attention and resources. Moreover, securities markets may from time to time experience significant price and volume fluctuations for reasons unrelated to operating performance of particular companies. For example, from September 1, 2020 through December 31, 2020 the closing price of our common stock on the NASDAQ Capital Market has ranged from a high of $11.30 to a low of $0.66. These market fluctuations may adversely affect the price of our shares and other interests in our company at a time when you want to sell your interest in us.

Techniques employed by short sellers may drive down the market price of our common stock.

Short selling is the practice of selling securities that the seller does not own but rather has borrowed from a third party with the intention of buying identical securities back at a later date to return to the lender. The short seller hopes to profit from a decline in the value of the securities between the sale of the borrowed securities and the purchase of the replacement shares, as the short seller expects to pay less in that purchase than it received in the sale. As it is in the short seller’s interest for the price of the security to decline, many short sellers publish, or arrange for the publication of, negative opinions regarding the relevant issuer and its business prospects in order to create negative market momentum and generate profits for themselves after selling a security short. These short attacks have, in the past, led to selling of shares in the market.

Public companies that have substantially all of their operations in China have been the subject of short selling. Much of the scrutiny and negative publicity has centered on allegations of a lack of effective internal control over financial reporting resulting in financial and accounting irregularities and mistakes, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result, a number of targets of such efforts are now conducting internal and external investigations into the allegations and, in the interim, are subject to shareholder lawsuits and/or SEC enforcement actions.

If we were to become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we could have to expend a significant amount of resources to investigate such allegations and/or defend ourselves. While we would vigorously defend against any such short seller attacks, we may be constrained in the manner in which we can proceed against the relevant short seller by principles of freedom of speech, applicable state law or issues of commercial confidentiality. Such a situation could be costly and time-consuming, and could distract our management from growing our business. Even if such allegations are ultimately proven to be groundless, allegations against us could severely impact our business operations, and any investment in our common stock could be greatly reduced or even rendered worthless.

If we fail to comply with the continued listing requirements of NASDAQ, we would face possible delisting, which would result in a limited public market for our shares and make obtaining future debt or equity financing more difficult for us.

Our common stock is traded and listed on the NASDAQ Capital Market under the symbol “CBAT”, which was changed from “CBAK” on November 30, 2018. The common stock may be delisted if we fail to maintain certain NASDAQ listing requirements.

On February 20, 2020, we received notice from the Listing Qualifications Department of The NASDAQ Stock Market (“Nasdaq”) indicating that, for the last 30 consecutive business days, the bid price for the Company’s common stock had closed below the minimum $1.00 per share and as a result, the Company was no longer in compliance with the NASDAQ Listing Rule 5550(a)(2). We regained compliance with the minimum bid price rule on October 2, 2020.

We cannot assure you that the Company will continue to comply with the requirements for continued listing on the NASDAQ Capital Market in the future. If our common stock loses its status on the NASDAQ Capital Market, our common stock would likely trade in the over-the-counter market. If our shares were to trade on the over-the-counter market, selling our common stock could be more difficult because smaller quantities of shares would likely be bought and sold, transactions could be delayed, and security analysts’ coverage of us may be reduced. In addition, in the event our common stock is delisted, broker-dealers have certain regulatory burdens imposed upon them, which may discourage broker-dealers from effecting transactions in our common stock, further limiting the liquidity of our common stock. These factors could result in lower prices and larger spreads in the bid and ask prices for our common stock. Such delisting from the NASDAQ Capital Market and continued or further declines in our share price could also greatly impair our ability to raise additional necessary capital through equity or debt financing and could significantly increase the ownership dilution to shareholders caused by our issuing equity in financing or other transactions.

Our directors and executive officers, collectively, own approximately 13.9% of our outstanding common stock and may possess significant influence in or control over our management and affairs.

Mr. Yunfei Li, our president and chief executive officer and chairman of our board, and our other executive officers and directors beneficially owns an aggregate of 13.9% of our outstanding common stock. As a result, our directors and executive officers, acting together, may have significant influence in or control over our management and affairs, including the election of directors and approval of significant corporate transactions, such as mergers, consolidation, and sale of all or substantially all of our assets. Consequently, this concentration of ownership may have the effect of delaying or preventing a change of control, including a merger, consolidation or other business combination involving us, even if such a change of control would benefit our stockholders.

GENERAL RISK FACTORS

If we cannot continue to develop new products in a timely manner, and at favorable margins, we may not be able to compete effectively.

The battery industry has been notable for the pace of innovations in product life, product design and applied technology. We have made, and will continue to make, investments in research and development with the goal of further innovation. The successful development and introduction of new products and line extensions face the uncertainty of customer acceptance and reaction from competitors, as well as the possibility of cannibalization of sales of our existing products. In addition, our ability to create new products and line extensions and to sustain existing products is affected by whether we can:

●	develop and fund research and technological innovations;
●	receive and maintain necessary intellectual property protections;
●	obtain governmental approvals and registrations;
●	comply with governmental regulations; and
●	anticipate customer needs and preferences successfully.

The failure to develop and launch successful new products could hinder the growth of our business and any delay in the development or launch of a new product could also compromise our competitive position. If competitors introduce new or enhanced products that significantly outperform ours, or if they develop or apply manufacturing technology which permits them to manufacture at a significantly lower cost relative to ours, we may be unable to compete successfully in the market segments affected by these changes.

Compliance with environmental regulations can be expensive, and our failure to comply with these regulations may result in adverse publicity and a material adverse effect on our business.

As a manufacturer, we are subject to various PRC environmental laws and regulations on air emission, waste water discharge, solid waste and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the PRC environmental legal regime is evolving and becoming more stringent. Therefore, if the PRC government imposes more stringent regulations in the future, we will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in material aspects, we may suffer from negative publicity and may be required to pay substantial fines, suspend or even cease operations. Failure to comply with PRC environmental laws and regulations may materially and adversely affect our business, financial condition and results of operations.

If we become directly subject to the scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, stock price and reputation and could result in a loss of your investment in our stock, especially if such matter cannot be addressed and resolved favorably.

U.S. public companies that have substantially all of their operations in China, particularly companies like us which have completed so-called reverse merger transactions, have been the subject of intense scrutiny, criticism and negative publicity by investors, financial commentators and regulatory agencies, such as the SEC. Much of the scrutiny, criticism and negative publicity has centered around financial and accounting irregularities and mistakes, a lack of effective internal controls over financial accounting, inadequate corporate governance policies or a lack of adherence thereto and, in many cases, allegations of fraud. As a result of the scrutiny, criticism and negative publicity, the publicly traded stock of many U.S. listed Chinese companies has sharply decreased in value and, in some cases, has become virtually worthless. Many of these companies have also been subject to shareholder lawsuits and SEC enforcement actions, and have been conducting internal and external investigations into the allegations. If we become the subject of any unfavorable allegations, whether such allegations are proven to be true or untrue, we will have to expend significant resources to investigate such allegations and/or defend our company. This situation will be costly and time consuming and distract our management from growing our company. If such allegations are not proven to be groundless, our company and business operations will be severely and your investment in our stock could be rendered worthless.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBAK ENERGY TECHNOLOGY, INC.

Date: January 22, 2021	By:	/s/Xiangyu Pei
Xiangyu Pei
Interim Chief Financial Officer